Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

The following is a description of the securities of Westwater Resources, Inc. (the “Company”) that are registered under Section 12 of the Securities Exchange Act of 1934, as amended, and does not purport to be complete. For a complete description of the terms and provisions of such securities, refer to the Company’s Restated Certificate of Incorporation (the “Restated Certificate of Incorporation”) and Amended and Restated Bylaws (the “Amended and Restated Bylaws”), each of which is included as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part. This summary is qualified in its entirety by reference to these documents.

Description of Common Stock

Our Restated Certificate of Incorporation authorizes us to issue 200,000,000 shares of common stock, par value $0.001 per share. As of December 31, 2024, there were 64,830,081 shares of our common stock issued and 64,829,920 shares of our common stock outstanding, all of which are fully paid and non-assessable. As of December 31, 2024, there were 649,345 shares of common stock issuable upon the exercise of outstanding options, 4,090,639 shares of common stock issuable upon the vesting of outstanding restricted stock units and 100,003 additional shares of common stock reserved for future issuance under our 2013 Omnibus Incentive Plan, as amended. As of such date, there were also 114,429 additional shares of common stock reserved for future issuance under our Employment Inducement Incentive Award Plan.

Each share of our common stock is entitled to one vote for all purposes and cumulative voting is not permitted in the election of directors. The directors are elected by a plurality of the votes cast by the holders of our common stock. Matters to be voted upon by the holders of our common stock require the affirmative vote of a majority of the votes cast at a stockholders meeting at which a quorum is present.

There are no preemptive, subscription, conversion or redemption rights pertaining to our common stock. The absence of preemptive rights could result in a dilution of the interest of existing stockholders should additional shares of common stock be issued. Holders of our common stock are entitled to receive such dividends as may be declared by our Board of Directors out of assets legally available and to share ratably in our assets upon liquidation.

Computershare Trust Company is the transfer agent and registrar for our common stock.

Our common stock is listed on the NYSE American under the symbol “WWR.”

Possible Anti-Takeover Effects of Delaware Law and our Restated Certificate of Incorporation and Amended and Restated Bylaws

Certain provisions of Delaware law, our Restated Certificate of Incorporation and Amended and Restated Bylaws discussed below could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our common stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or in our best interests. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in the policies formulated by the Board of Directors and may discourage certain types of transactions that may involve an actual or threatened change of control of us. The provisions also are intended to discourage certain tactics that may be used in proxy fights. Such provisions also may have the effect of preventing changes in our management.

Delaware Statutory Business Combinations Provision.    We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a “business combination” is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to certain exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation’s voting stock.

Authorized but Unissued Stock.    Our Restated Certificate of Incorporation authorizes the issuance of up to 200,000,000 shares of common stock, par value $0.001 per share. As of December 31, 2024, 64,830,081 shares of our common stock were issued and 64,829,920 shares of our common stock were outstanding, all of which are fully paid and non-assessable. Our Board of Directors has the authority, without further approval of the stockholders and subject to certain restrictions imposed by NYSE American, to issue authorized but unissued shares, which issuances would adversely affect the voting power and ownership interest of holders of our common stock. This authority may have the effect of deterring hostile takeovers, delaying or preventing a change in control, and discouraging bids for our common stock at a premium over the market price.

Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors. Our Amended and Restated Bylaws provide that nominations to the Board of Directors or for other business to be properly brought by a stockholder before a meeting of stockholders (other than proposals to be included in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act), requires, among other requirements: a stockholder to have given timely and proper notice thereof in writing to the Secretary of the Company; a stockholder to constitute an Eligible Holder and meet certain ownership requirements; a Stockholder Notice to include certain information about the proposing stockholders, Stockholder Associated Persons and proposed nominees; each proposed nominee to complete a written questionnaire with respect to the background and qualifications of such proposed nominee, in the form required by the Company; each proposed nominee to enter into a written representation and agreement in the form required by the Company; that a stockholder cannot include in a Stockholder Notice more proposed nominees for election as directors than the number of directors to be elected to the Board of Directors at the stockholders’ meeting to which that Stockholder Notice relates; that the Company may require any stockholder providing a Stockholder Notice with respect to a proposed nominee to furnish such other information (i) as may be reasonably required by the Company to determine the eligibility or suitability of such proposed nominee to serve as a director, or (ii) that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee; and that a stockholder, at all times before and after the submission of a Stockholder Notice, comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder (including, but not limited to, the requirements contained in Rule 14a-19 of the Exchange Act), as well as any interpretative guidance and/or requests from the Staff of the SEC, in connection with submitting a Stockholder Notice and taking any actions contemplated thereby. Defined terms used in but not defined in this provision shall have the meanings ascribed to such terms in the Amended and Restated Bylaws. Detailed requirements as to the form of the notice and information required in the notice are specified in the Amended and Restated Bylaws. If it is determined that business was not properly brought before a meeting in accordance with our bylaw provisions, such business will not be conducted at the meeting.

Amendment of Bylaws.    Our Board of Directors is expressly authorized to alter or repeal our Amended and Restated Bylaws.

Special Meetings of Stockholders.    Special meetings of the stockholders may be called only by our Chairman, President or pursuant to a resolution adopted by a majority of the Board of Directors. Stockholders may not propose business to be brought before a special meeting of the stockholders.